Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool’s Third Quarter Bookings Reach $67.1 Million;
Company Achieves Fifth Consecutive Quarter of Order Growth

SAN FRANCISCO, CALIF. – July 16, 2008 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, announced today at the SEMICON West trade show that bookings for the third quarter ended June 30, 2008, were $67.1 million, up 33 percent from $50.6 million in the same quarter a year ago. It was the fifth consecutive quarter in which Semitool achieved improved bookings performance.

Larry Murphy, president and chief operating officer, said, “We continue to benefit from the inroads we have made in the Asian market, which was responsible for approximately 58 percent of our third quarter tool orders. The extension of our bookings momentum in spite of current market challenges is a clear indication of the yield and cost-of-ownership benefits customers are realizing from our Raider platform.”

Semitool intends to report consolidated third quarter financial results after the market closes on August 5, 2008. Details related to the Company’s first quarter conference call and webcast will be presented in a subsequent news release.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements. In addition, the bookings information provided above will be supplemented by comprehensive consolidated financial results for the third quarter of fiscal year 2008 in a news release and conference call expected to occur on August 5, 2008. The forward-looking statements contained herein are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.  In addition, bookings are not necessarily an indication of revenue in any future financial period.  Many factors can adversely affect future financial performance, including cancellations and push-outs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Annual Report on Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.